RESIGNATION OF SUZANNE SORENSEN


I, Suzanne Sorensen, hereby resign my position as Executive Vice President of Sattel Global Networks, Inc. effective as of October 16, 2000.



Signed  /s/___________________________  Date  ___October 16, 2000_______________
           Suzanne  Sorensen